EX-99.23(d)(90)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                             OPPENHEIMERFUNDS, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and OPPENHEIMERFUNDS, INC., a Colorado corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of April 25, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a investment portfolio of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated July 1, 2005, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of July, 2005.

JACKSON NATIONAL ASSET
MANAGEMENT, LLC                     OPPENHEIMERFUNDS, INC.


By:  /s/ Mark D. Nerud              By:  /s/ Christina J. Loftus
     ----------------------------       -------------------------------

Name:    MARK D. NERUD              Name:  CHRISTINA J. LOFTUS
       --------------------               -----------------------------

Title:    CHIEF FINANCIAL OFFICER   Title: VICE PRESIDENT
        --------------------------        -----------------------------

                                   SCHEDULE B
                               DATED JULY 1, 2005

                                 (Compensation)

                       JNL/OPPENHEIMER GLOBAL GROWTH FUND


       AVERAGE DAILY NET ASSETS                    ANNUAL RATE

       $0 to $350 Million                              0.35%
       Next $450 Million                               0.30%
       Amounts over $800 Million                       0.25%

                           JNL/OPPENHEIMER GROWTH FUND

       AVERAGE DAILY NET ASSETS                    ANNUAL RATE

       $0 to $100 Million                              0.40%
       $100 Million to $250 Million                    0.35%
       Over $250 Million                               0.30%